Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

DCB Financial Corp Announces First Quarter 2016 Results and Stock Repurchase Program

Lewis Center, OH, May 2, 2016 - DCB Financial Corp (the “Company”), (OTCPink:DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $116,000 or $0.02 per diluted share for the three months ended March 31, 2016, compared to net income of $239,000 or $0.03 per diluted share for the same period in 2015.

Ronald J. Seiffert, Chairman, President and CEO of the Company said, “Loan production in the first quarter was both robust and diversified, as the strategic commitments we made to small business and residential mortgage lending in the fourth quarter of 2015 began to favorably impact our loan volumes in the first quarter. The integration of the small business and residential mortgage lending teams and related product development has been completed, and the results so far have met our expectations. Total loans were up $13.1 million in the first quarter, with these two business lines contributing $9.3 million of the loan growth during the quarter. Our traditional commercial lending division also turned in a positive quarter amid a highly competitive environment, with loan growth of $4.4 million during the quarter.”

The Company also announced that its board of directors authorized the repurchase of up to three percent of the Company's outstanding common shares, or approximately 220,000 shares, up to $1.7 million. The repurchase program is authorized for up to one year, and the repurchases may be effected through open market purchases or privately negotiated transactions. Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading quiet periods and alternative uses for capital. There can be no assurance that the Company will repurchase any or all of the shares authorized for repurchase.

Seiffert continued, “We believe that this repurchase program is an effective means of deploying our capital which will compliment the impact of strategies that we’ve recently implemented to expand our residential and small business lending capabilities in delivering value for our shareholders.”

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Balance Sheet Highlights

Total assets were $553.2 million at March 31, 2016, compared with $541.3 million at December 31, 2015. Much of the increase in assets during the quarter was in the Company’s loan portfolio, which increased $13.1 million or 3.5%, to $391.6 million at March 31, 2016. Growth was nearly equally split among the Company’s three business lines with traditional residential and home equity loans increasing $5.3 million, SBA loans increasing $4.0 million and traditional commercial loans (including real estate) increasing $4.4 million.

In January 2016, the Bank completed the previously announced sale and leaseback of property it owns that serves as, among other things, its corporate headquarters building. The property was sold for an aggregate purchase price of $8,230,000, and the Bank simultaneously entered into a lease on the property for a fifteen year term, with the Bank having the option to extend the term of the lease for two additional periods of ten years each. The entire gain on the sale of the property of $3.1 million has been deferred and will result in a reduction of depreciation expense over the term of the lease. The lease is being accounted for as a capital lease, resulting in the recognition of a right-of-use asset (net of the deferred gain) of $5.1 million and a capital lease obligation of $8.2 million.

Deposits totaled $462.2 million at March 31, 2016, compared with $474.5 million at December 31, 2015. Most of the decrease during the quarter was the result of a net outflow in municipal deposit balances of $16.2 million during the quarter, which was partially offset by higher commercial and retail deposit balances.

Shareholders’ equity was $59.3 million at March 31, 2016, compared with $58.8 million at December 31, 2015. The increase in shareholders’ equity is attributable primarily to net income for the quarter of $116,000 and to an increase in accumulated other comprehensive income of $303,000 due to higher unrealized gains on securities available-for-sale. The Company’s tangible common equity to tangible assets ratio was 10.7% at March 31, 2016.

The Bank’s common equity tier 1 capital ratio was 12.60% and its total risk-based capital ratio was 13.75% at March 31, 2016, both of which were well above the regulatory thresholds required to be classified as a “well-capitalized” institution, which are 6.5% and 10.0%, respectively.

Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-accrual loans) totaled $1.7 million or 0.43% of total loans at March 31, 2016, compared to $1.5 million or 0.41% of total loans at December 31, 2015. Non-accrual loans totaled $1.2 million or 0.30% of total loans at March 31, 2016, compared to $1.2 million or 0.32% of total loans at December 31, 2015.

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Non-performing assets were $7.7 million or 1.40% of total assets at March 31, 2016, compared with $7.3 million or 1.35% of total assets at December 31, 2015. Troubled debt restructurings (“TDR’s”), which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $6.4 million at March 31, 2016, compared to $6.0 million at December 31, 2015.

Net recoveries of $2,000 were recorded in the quarter ended March 31, 2016, compared to net charge-offs of $297,000 or 0.31% of average loans in the first quarter of 2015. There was no provision for loan losses recorded in the first quarter of 2016, compared to a provision for loan losses of $150,000 in the year-ago quarter. The allowance for loan losses was $4.3 million at March 31, 2016 and at December 31, 2015. The ratio of the allowance for loan losses to total loans was 1.11% at March 31, 2016, compared to 1.14% at December 31, 2015.

The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 56.6% at March 31, 2016, compared to 59.7% at December 31, 2015. The ratio of the allowance for loan losses to non-accrual loans was 365% at March 31, 2016, compared to 355% at December 31, 2015.

Net Interest Income

Net interest income totaled $4.1 million in the quarter ended March 31, 2016, compared to $4.2 million in each of the first quarter of 2015 and the fourth quarter of 2015. The net interest margin was 3.33% in the first quarter of 2016, compared to 3.50% in the year-ago quarter and 3.33% in the fourth quarter of 2015.

The decline in the net interest margin from the year-ago quarter was due primarily to the reinvestment of loan amortization and payoffs into investment securities and loans with lower current yields, as well as from the effect of higher interest-bearing cash balances. Total average interest-earning assets were $495.9 million in the first quarter of 2016, compared to $484.9 million in the year-ago quarter and $500.4 million in the fourth quarter of 2015. Average loans outstanding in the first quarter of 2016 were $381.7 million or 77.0% of total average interest-earning assets, compared with $381.1 million or 78.6% in the year-ago quarter and $380.5 million or 76.0% in the fourth quarter of 2015.

Total average interest-bearing deposit balances decreased $6.3 million to $349.3 million in the first quarter of 2016 compared to the year-ago quarter, due primarily to a decrease in municipal deposit balances. The average balances of interest-bearing demand, savings and money market accounts (transaction accounts) increased $8.4 million to $287.6 million in the first quarter of 2016 compared to the year-ago quarter, partially offsetting a decrease in the average balance of time deposits of $14.7 million. Transaction accounts comprised 82.3% of total interest-bearing deposits in the first quarter of 2016, compared to 78.5% in the year-ago quarter and 79.7% in the fourth quarter of 2015.

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Non-Interest Income and Non-Interest Expenses

Non-interest income was $1.3 million in the first quarter of 2016, compared to $1.2 million in the first quarter of 2015 and $1.3 million in the fourth quarter of 2015. Service charges, wealth management fees and treasury management fees increased an aggregate $121,000 or 13.6% in the first quarter of 2016 compared with the year-ago quarter, primarily from the impact of changes to certain of the Bank’s fees and service charges and from business development activities.

Non-interest income accounted for 24.6% of total revenue in the first quarter of 2016, compared with 21.7% in the year-ago quarter and 22.6% in the fourth quarter of 2015.

Non-interest expenses were $5.4 million for the first quarter of 2016, compared with $5.0 million in the year-ago quarter and $5.2 million for the fourth quarter of 2015. Salaries and benefits increased $330,000 and $132,000 in the first quarter of 2016 compared to the year-ago quarter and to the fourth quarter of 2015, respectively, due primarily to the previously-announced hiring of the small business lending team and residential mortgage originators in the fourth quarter of 2015.

The Company’s efficiency ratio was 99.6% in the first quarter of 2016, compared with 92.9% in the year-ago quarter and 95.0% in the fourth quarter of 2015.

Income Taxes

An income tax benefit of $95,000 was recognized in the first quarter of 2016 due primarily to the disproportionate amount of pre-tax income that is not subject to federal income taxes, which is comprised primarily of income from bank-owned life insurance of $243,000 in the first quarter of 2016.

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its eight full-service and five limited-service branch offices located in Central Ohio. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, SBA loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

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Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp, including certain plans, expectations, goals, projections, and statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting in, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in subsequent filings with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, Chairman, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets (Unaudited)

	March 31, 2016	December 31, 2015
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$6,097	$6,929
Interest-bearing deposits	23,700	24,963
Total cash and cash equivalents	29,797	31,892

Securities available-for-sale	85,953	87,797

Loans	391,623	378,513
Less allowance for loan losses	(4,335)	(4,333)
Net loans	387,288	374,180

Real estate owned	68	68
Investment in FHLB stock	3,250	3,250
Premises and equipment, net	10,055	5,091
Premises and equipment held-for-sale	-	4,771
Bank-owned life insurance	21,003	20,760
Deferred tax asset, net	10,761	10,402
Accrued interest receivable and other assets	5,003	3,053
Total assets	$553,178	$541,264

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$125,106	$124,023
Interest bearing	337,131	350,514
Total deposits	462,237	474,537

Borrowings	19,512	4,520
Obligations under capital lease	8,176	-
Accrued interest payable and other liabilities	3,977	3,360
Total liabilities	493,902	482,417

Shareholders’ equity:
Common stock	16,931	16,410
Retained earnings	49,915	49,799
Treasury stock	(7,416)	(7,416)
Accumulated other comprehensive income	739	436
Deferred stock-based compensation	(893)	(382)
Total shareholders’ equity	59,276	58,847
Total liabilities and shareholders’ equity	$553,178	$541,264

Common shares outstanding	7,356,112	7,281,237
Book value per common share	$8.06	$8.08

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2016	2015
	(Dollars in thousands, except share and per share data)

Interest income:
Loans	$3,882	$3,952
Securities	507	505
Federal funds sold and interest bearing deposits	36	10
Total interest income	4,425	4,467

Interest expense:
Deposits:
Savings and money market accounts	178	142
Time accounts	77	92
NOW accounts	17	16
	272	250

Obligation under capital lease	54	-
Borrowings	41	35
Total interest expense	367	285

Net interest income	4,058	4,182
Provision for loan losses	-	150
Net interest income after provision for loan losses	4,058	4,032

Non-interest income:
Service charges	498	452
Wealth management fees	422	380
Treasury management fees	91	58
Income from bank-owned life insurance	243	244
Gain on sale of REO	-	10
Other non-interest income	67	14
Total non-interest income	1,321	1,158

Non-interest expense:
Salaries and employee benefits	3,042	2,712
Occupancy and equipment	973	963
Professional services	370	353
Advertising	170	108
Office supplies, postage and courier	88	79
FDIC insurance premium	88	110
State franchise taxes	116	75
Other non-interest expense	511	551
Total non-interest expense	5,358	4,951

Income before income tax (benefit)	21	239
Income tax expense (benefit)	(95)	-
Net income	$116	$239

Share and Per Share Data
Basic average common shares outstanding	7,311,238	7,237,371
Diluted average common shares outstanding	7,330,881	7,253,840
Basic earnings per common share	$0.02	$0.03
Diluted earnings per common share	$0.02	$0.03

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended March 31,
	2016	2015
	(Dollars in thousands)
Earning assets
Interest bearing cash	$25,095	$19,742
Securities	85,888	80,388
Tax-exempt securities	3,172	3,601
Loans	381,738	381,125
Total earning assets	495,893	484,856

Non-earning assets	48,678	42,201
Total assets	$544,571	$527,057

Interest bearing liabilities
Interest bearing DDA	$81,985	$81,409
Money market	157,670	155,038
Savings accounts	47,923	42,757
Time deposits	61,740	76,418
Borrowings	9,517	6,373
Total interest bearing liabilities	358,835	361,995

Non-interest bearing deposits	$121,827	$113,067
Other non-interest bearing liabilities	5,836	5,386
Total liabilities	486,498	480,448
Shareholders’ equity	58,073	46,609
Total liabilities and shareholders’ equity	$544,571	$527,057

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated:

	March 31, 2016		December 31, 2015		September 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Commercial and industrial	$101,679	26.0%	$99,213	26.2%	$99,498	26.2%
Commercial real estate	106,742	27.3%	100,743	26.7%	103,891	27.3%
Real estate and home equity	142,907	36.5%	137,645	36.4%	135,934	35.8%
Consumer and credit card	39,829	10.2%	40,587	10.7%	40,689	10.7%
Total loans	$391,157	100.0%	$378,188	100.0%	$380,012	100.0%

Net deferred loan costs	466		325		278
Allowance for loan losses	(4,335)		(4,333)		(4,206)
Net loans	$387,288		$374,180		$376,084

The following table sets forth the composition of the Company’s deposits at the dates indicated :

	March 31, 2016		December 31, 2015		September 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing demand	$125,106	27.0%	$124,023	26.1%	$123,870	26.1%
Interest bearing demand	75,633	16.4%	77,616	16.4%	81,939	17.3%
Total demand	200,739	43.4%	201,639	42.5%	205,809	43.4%

Savings	48,719	10.5%	47,333	10.0%	44,408	9.3%
Money market	158,779	34.4%	154,119	32.5%	151,910	32.0%
Time deposits	54,000	11.7%	71,446	15.0%	72,780	15.3%
Total deposits	$462,237	100.0%	$474,537	100.0%	$474,907	100.0%

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DCB Financial Corp

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	March 31, 2016		December 31, 2015		September 30, 2015
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$378	0.10%	$191	0.05%	$60	0.02%
60 days past due	57	0.01%	111	0.03%	129	0.03%
90 days past due and still accruing	97	0.02%	2	0.01%	-	0.00%
Non-accrual	1,187	0.30%	1,222	0.32%	1,338	0.35%
Total	$1,719	0.43%	$1,526	0.41%	$1,527	0.40%

(1) As a percentage of total loans, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	March 31, 2016	December 31, 2015	September 30, 2015
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$656	$668	$679
Commercial real estate	-	-	30
Commercial and industrial	531	554	573
Consumer loans and credit cards	-	-	56
Total non-accruing loans	1,187	1,222	1,338
Accruing loans delinquent 90 days or more	97	2	-
Total non-performing loans (excluding TDR’s)	1,284	1,224	1,338

Other real estate and repossessed assets	68	68	785
Total non-performing assets (excluding TDR’s)	$1,352	$1,292	$2,123

Troubled debt restructurings(1)	$6,374	$6,040	$6,089
Total non-performing loans (including TDR’s)	$7,658	$7,264	$7,427
Total non-performing assets (including TDR’s)	$7,726	$7,332	$8,212

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for loan losses	Three months ended March 31,
	2016	2015
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$4,333	$4,236

Loans charged-off	(55)	(430)
Recoveries of loans previously charged-off	57	133
Net recoveries (charge-offs)	2	(297)
Provision for loan losses	-	150
Allowance for loan losses, end of period	$4,335	$4,089

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended March 31,
	2016	2015
Return on average assets	0.09%	0.18%
Return on average equity	0.80%	2.05%
Yield on earning assets	3.54%	3.73%
Cost of interest-bearing liabilities	0.34%	0.32%
Net interest margin (1)	3.33%	3.50%
Non-interest income to total income (2)	24.6%	21.5%
Efficiency ratio (3)	99.6%	92.9%

Net loans (recovered) charged-off to average loans, annualized	0.00%	0.31%
Provision for loan losses to average loans, annualized	0.00%	0.16%
Allowance for loan losses to total loans	1.11%	1.08%
Allowance for loan losses to non-accrual loans	365%	362%
Non-accrual loans to total loans	0.30%	0.30%
Non-performing assets to total assets (including performing TDR’s)	1.40%	2.26%
Non-performing assets to total assets (excluding performing TDR’s)	0.24%	0.42%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense and non-recurring expenses and losses) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2016	2015
	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share data)
Interest income	$4,425	$4,500	$4,469	$4,454	$4,467
Interest expense	367	298	292	295	285
Net interest income	4,058	4,202	4,177	4,159	4,182
Provision for loan losses	-	-	(150)	-	150
Net interest income after provision for loan losses	4,058	4,202	4,327	4,159	4,032
Non-interest income	1,321	1,261	1,223	1,180	1,158
Non-interest expenses	5,358	5,157	5,150	5,195	4,951
Income before income tax	21	306	400	144	239
Income tax expense (benefit)	(95)	33	(10,688)	-	-
Net income	$116	$273	$11,088	$144	$239

Stock and related per share data
Basic and diluted earnings per common share	$0.02	$0.04	$1.52	$0.02	$0.03
Basic weighted average common shares outstanding	7,311,238	7,280,480	7,287,435	7,287,435	7,237,371
Diluted weighted average common shares outstanding	7,330,881	7,297,496	7,307,244	7,303,902	7,253,840
Common book value per share	$8.06	$8.08	$8.05	$6.51	$6.54

Capital Ratios:
Bank
Tier 1 leverage ratio	8.97%	9.11%	9.18%	8.63%	8.65%
Common equity tier 1 capital ratio	12.60%	13.11%	13.09%	12.68%	12.62%
Tier 1 risk based capital ratio	12.60%	13.11%	13.09%	12.68%	12.62%
Total risk based capital ratio	13.75%	14.29%	14.23%	13.83%	13.75%

Total equity to assets ratio (consolidated)	10.72%	10.87%	10.83%	8.80%	9.15%

Selected ratios:
Return on average assets	0.09%	0.20%	8.26%	0.19%	0.18%
Return on average equity	0.80%	1.90%	94.9%	2.17%	2.05%
Yield on earning assets	3.54%	3.55%	3.57%	3.61%	3.73%
Cost of interest-bearing liabilities	0.34%	0.33%	0.32%	0.33%	0.32%
Net interest margin	3.33%	3.33%	3.35%	3.40%	3.50%
Non-interest income to total income (1)	24.6%	22.6%	22.9%	22.2%	21.5%
Efficiency ratio (2)	99.6%	95.0%	95.0%	95.0%	92.9%

Asset quality ratios:
Net loans (recovered) charged-off to average loans, annualized	0.00%	(0.13)%	(0.20)%	(0.08)%	0.31%
Provision for loan losses to average loans, annualized	0.00%	0.00%	(0.16)%	0.00%	0.16%
Allowance for loan losses to total loans	1.11%	1.14%	1.12%	1.09%	1.08%
Allowance for loan losses to non-accrual loans	365%	355%	314%	286%	362%
Non-accrual loans to total loans	0.30%	0.32%	0.35%	0.38%	0.30%
Non-performing assets to total assets (including performing TDR’s)	1.40%	1.35%	1.52%	2.18%	2.26%
Non-performing assets to total assets (excluding performing TDR’s)	0.24%	0.24%	0.39%	0.51%	0.42%

(1)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted).

(2)	Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted).

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